Exhibit 10.8.2

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made and entered into as of this 10th day of June, 2003, by and between PLANVISTA CORPORATION, a Delaware corporation, (hereinafter called the “Employer”), and BENNETT MARKS (hereinafter called “Employee”).

WHEREAS, the Employee desires to become an employee of the Employer; and

WHEREAS, as a condition to employment, the Employer and the Employee desire to enter into an Employment and Noncompetition Agreement in substantially the form set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound thereby, agree as follows:

W I T N E S S E T H :

1. Employment. Employer hereby agrees to employ Employee, and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions of resignation and termination as hereinafter provided, the Employee is employed as of the date hereof, but Employee shall begin his duties under Paragraph 3 as of June 30, 2003 (the “Office Date”), and this Agreement shall terminate on June 29, 2004; provided that this Agreement shall automatically renew for one year on each anniversary date unless either party provides one hundred twenty (120) days advance written notice of termination prior to the end of the then applicable term.

3. Duties. The Employee is engaged as the Employer’s Chief Financial Officer and shall have such duties, responsibilities and accommodations as may be assigned to him, from time to time, by the Board of Directors or Chief Executive Officer of Employer. Nothing herein shall preclude the Board of Directors or Chief Executive Officer of Employer from changing the duties of Employee from time to time during the term of this Agreement.

4. Extent of Service. Employee shall exclusively devote his entire working time, energy and attention to his duties in connection with Employer beginning as of the Office Date.

5. Compensation. Beginning on the Office Date, Employer shall pay to Employee the following compensation, which shall be payable in accordance with Employer’s normal payroll policies applicable to all of Employer’s employees and shall be subject to all authorized and required payroll deductions for taxes, social security and the like, and contributions to benefit plans:

(a) An annual salary of no less than $185,000.00 U.S. (the “Annual Base Salary”) provided that the Board of Directors in its sole discretion may increase such Annual Base Salary at any time during the term of this Agreement and upon such increase the increased salary shall become the new Annual Base Salary from the effective date of such increase forward;

(b) In addition to the Annual Base Salary, the Employee shall be entitled to:

(i) A bonus payable no later than March 31, 2004 and calculated in accordance with the formula set forth on Exhibit A attached hereto. Thereafter, the bonus plan of the Employer will be formulated by the Compensation Committee of the Board of Directors.

(ii) Employee shall also participate in the Employer’s Long-Term Incentive Bonus Plan as set forth in Exhibit B attached hereto.

(iii) Participate in the employee benefit plans of Employer in existence from time to time;

(iv) If terminated in connection with a change of control, or after completion of six (6) months of continuous employment from the Office Date, a severance benefit in accordance with the provisions of Section 7 hereof;

(v) A fair and reasonable expense reimbursement, covering the cost of Employee’s relocation from South Florida to Tampa, Florida, at a time and in an amount to be determined by mutual agreement of Employee and the Chief Executive Officer of Employee;

(vi) Reimbursement of costs and paid time off in connection with continuing education and licensing costs for Employee’s CPA designation; and

(vii) a grant, pursuant to or under terms similar to the provisions of Employer’s 2003 Option Plan, of stock options to purchase three hundred fifty thousand (350,000) shares of Employer’s common stock. These options shall be granted with an exercise price equal to $1.42 per share, which was the closing price of the Company’s common stock on the OTC Bulletin Board on June 10, 2003. These options will vest according to the following vesting schedule:

Time Vesting

Percent of Options Vesting	Event
15%	June 10, 2003,

15%	June 10, 2004, if Employee remains continuously employed until that date

15%	June 10, 2005, if Employee remains continuously employed until that date

15%	June 10, 2006, if Employee remains continuously employed until that date

Accelerated Vesting

Percent of Options Vesting	Vesting Event
10%	December 31, 2003, if and only if, Employer’s Adjusted EBITDA (as defined below) equals or exceeds $7,000,000 for the third and fourth quarters of the Employer’s 2003 calendar year.

10%	Any calendar year end on or before December 31, 2006 in which the Employer’s Adjusted EBITDA (as defined below) equals or exceeds $17,000,000 for the calendar year then ended (the “$17 Million EBITDA Vesting Event”), provided that only one $17 Million EBITDA Vesting Event may cause the vesting of this 10%. Accordingly, once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

10%	Any calendar year end on or before December 31, 2006 in which the Employer’s Adjusted EBITDA (as defined below) equals or exceeds $20,000,000 for the calendar year then ended (the “$20 Million EBITDA Vesting Event”), provided that only one $20 Million EBITDA Vesting Event may cause the vesting of this 10%. Accordingly, once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

10%

Any calendar year end on or before December 31, 2006 in which the Employer’s Adjusted EBITDA (as defined below) equals or exceeds $25,000,000 for the calendar year then ended. Once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

More than one different vesting event may occur in any given year.

Notwithstanding the foregoing, in the event that any options have not vested by December 31, 2006, such unvested options shall vest in accordance with the following schedule, to the extent unvested:

(i) 20% of the total number of options granted to the Employee will vest on May 22, 2007, if Employee remains continuously employed until that date;

(ii) 20% of the total number of options granted to the Employee will vest on May 22, 2008, if Employee remains continuously employed until that date;

For purposes of the foregoing determinations, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization for the year then ended determined in accordance with Generally Accepted Accounting Principles except that in determining earnings for this purpose, there will be no deduction from revenue for any compensation charge attributable to the vesting of options, and there will be no deduction for expenses associated with: (i) any offering or equity raise pursued by the Employer; (ii) any debt restructure, including the restructure between the Employer and its senior lenders which occurred on April 12, 2002; (iii) any litigation in which the Employer is involved; (iv) the two hundred thousand dollar ($200,000) payment payable pursuant to Section 2.9 of the Distribution and Marketing Agreement between ProxyMed, Inc. and National Network Services, Inc. and PlanVista Corporation dated June 10, 2003 (the “ProxyMed Agreement”); (v) any periodic twenty-five thousand dollar ($25,000) payment payable pursuant to Section 2.5 of the ProxyMed Agreement; (vi) the Warrant to Purchase Shares of Common Stock of PlanVista Corporation that the Company issued to ProxyMed, Inc. pursuant to the ProxyMed Agreement; and (vii) any debt or equity recapitalization (the foregoing being referred to as “Disregarded Expenses”). Additionally, the EBITDA targets listed above shall be adjusted to reflect the projected impact of any business combination involving Employer which may occur prior to the vesting event with such adjustments to be determined by adding to the prospective EBITDA targets the EBITDA of any such business combined with the business of the Employer for the 12 months preceding the acquisition.

The Employee shall have twelve months from the date of any termination of Employee’s employment other than for Cause or as a result of death or permanent disability to exercise any vested options held by the Employee. If Employee is terminated for Cause, all options held by the Employee shall terminate immediately. If Employee’s employment is terminated by death or permanent disability, Employee or his estate shall have twelve (12) months from the date of such termination to exercise any vested options held by the Employee. All options granted by this Agreement shall be subject to, or similar to, the terms of the 2003 Employee Stock Option Plan and the Employee shall enter into a standard stock option agreement containing the foregoing terms and other customary provisions for options issued under the 2003 Stock Option Plan or a similar plan.

(c) In addition to the other vesting provisions related to any stock options granted to the Employee, all stock options to purchase Employer’s common stock which are held by the Employee, which as of such time have not vested, shall vest immediately upon the first to occur of any of the following events:

(i) the termination of the Employee’s Employment by the Employer after six (6) months of continuous employment from the Office Date when such termination results from something other than Cause or is occasioned by the Employee as a result of a Constructive Termination Event;

(ii) the sale of substantially all of Employer’s assets; or

(iii) a “Change of Control” as defined in the Employer’s 2003 Stock Option Plan; provided, however, no Change of Control shall be deemed to have occurred under such definition by reason of a change resulting from the issuance of Employer securities: (x) in a registered underwritten public offering, or (y) in connection with a restructuring of the Employer’s senior secured debt.

6. Termination.

(a) The foregoing notwithstanding, this Agreement is not to be considered an agreement for a fixed term or as a guarantee of continuing employment. Accordingly, Employee’s employment may be terminated by Employer with or without Cause (as defined below) upon immediate written notice to Employee at any time during the term of this Agreement, provided that if such termination occurs after six (6) months of continuous employment from the Office Date or in connection with a Change of Control, the Employee shall be entitled to the severance benefits provided in Section 7 hereof, subject to the conditions set forth therein. Additionally, Employee’s employment shall automatically terminate upon his death or upon a determination that he is Permanently Disabled (as defined below). Employee may resign as an officer and, if applicable, director and terminate his employment at any time upon 30 days written notice to Employer. In the event that such termination is by the Employer for Cause or by the Employee other than as a result of a Constructive Termination Event (as defined below), or for death or Permanent Disability, Employee shall be paid the bi-weekly portion of his Annual Base Salary then due through the date of such termination and shall be entitled to no salary from that date forward and to only those benefits which Employer is required by law to provide to Employee. Upon any termination, Employee shall immediately return any and all property and records belonging to Employer which are in Employee’s possession and shall vacate Employer’s offices in a prompt and professional manner. In addition to the foregoing, upon termination of Employee’s employment with Employer for any reason, Employee shall resign promptly as an officer and, if applicable, director of Employer and any subsidiary or parent of Employer unless Employer indicates in writing to Employee its desire that Employee retain any such position. In the event such termination by the Employer is without Cause, or is caused by the death or Permanent Disability of Employee or in the event that the Employee terminates his employment as a result of a Constructive Termination Event, Employee shall be entitled solely to (y) the Severance Benefits provided in Section 7, and (z) immediate vesting of all unvested options, rights and benefits under any stock option plan in which Employee has an unvested interest. The foregoing notwithstanding, in the event of any termination of Employee’s employment whether or not for Cause, Employee shall be entitled to receive all benefits which are accrued, vested and earned up to the termination date under the terms of any existing benefit plan such as the vested balance of the employee’s account under any retirement or deferred compensation plan and any benefits which are legally required to be provided after termination such as COBRA benefits, as well as reasonable costs associated with Employee’s relocation back to South Florida and the services of an outplacement firm of Employee’s choice for six (6) months; provided that outplacement services shall be capped at $15,000.00 (the “Legally Earned or Required Benefits”).

(b) Upon a termination of employment, whether by Employee or by Employer, with or without Cause, Employee shall render reasonable cooperation to Employer in order to insure an orderly and businesslike transfer of Employee’s duties to other personnel designated by the Employer. Additionally, Employee shall make himself available at reasonable times upon reasonable prior written notice to consult with Employer and assist Employer with respect to (i) any matters for which Employer requests such assistance for up to five (5) hours per week during a period of ninety (90) days after such termination, and (ii) any litigation or governmental or quasi-governmental agency investigation which may be pending at the time of termination or instituted after termination which relates to any period during which Employee was employed by Employer for the period during which such matters are pending; provided, that, in either case, Employer shall reimburse Employee for any reasonable out-of-pocket expense incurred by Employee at Employer’s request in connection with such consultation or assistance, and with respect to (ii), Employer shall schedule such consultation at times which will not interfere with any subsequent employment which Employee has obtained and such consultation shall not require more than an average of two days per month without Employee’s consent.

7. Severance Benefits.

(a) If during the term of this Agreement, Employee’s employment is terminated (i) by the Employer other than for Cause, as defined below, or (ii) by the Employee as a result of the occurrence of a Constructive Termination Event, as defined below, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such event has occurred, or (iii) by a Change of Control, then upon the occurrence of such event Employer shall pay to the Employee (or the Employee’s estate in the event of death after termination), as a severance benefit and in complete satisfaction of any and all claims which Employee may have against Employer or its affiliates, officers, directors or employees as a result of this Agreement or his previous employment by Employer, an amount which is equal to one (1) times Employee’s Annual Base Salary; provided, however, Employer shall not be obligated to pay any severance benefit unless Employee has been continuously employed for a period of six (6) months from the Office Date prior to such termination (unless termination is due to a Change of Control), and until Employee (or Employee’s personal representative in the event of Employee’s death) has delivered to Employer a complete and unconditional release, in form reasonably satisfactory to Employer, releasing Employer from any and all claims which Employee may have against Employer as a result of any occurrence during Employee’s employment and including, but not limited to, any claim for wrongful termination (the “Employee Release”). The foregoing notwithstanding, the Employee Release shall not release the Employer from any of its post termination obligations under this Agreement or under any employee benefit plan of the Employer. Such severance benefit shall be paid within ten (10) days following the effective date of such termination. As used in this Agreement:

(A) the term “Cause” means (i) the Employee’s violation of his fiduciary duty to the Employer, (ii) gross or willful failure by the Employee to perform the duties of Employee’s position, (iii) the Employee’s habitual unexcused absence over an extended period, (iv) embezzlement or misappropriation of Employer funds by the Employee, or (v) the Employee’s conviction of a felony;

(B) the term “Permanent Disability” means the permanent mental or physical inability of the Employee to perform with reasonable accommodation the essential duties of Employee’s position as existing on the date of this Agreement which condition causes the Employee to be unable to perform the duties of his office for a period of six months in any twelve-month period.

(C) the term “Constructive Termination Event” means action by the Employer which is directed at the Employee specifically and not at all employees generally and which has the effect of significantly reducing the Employee’s compensation, employment responsibilities, or authority, or the nonpayment by Employer of compensation due and owing to the Employee under this Agreement, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such nonpayment has occurred.

(b) Following Employer’s termination of Employee’s employment for any reason other than Cause or Employee’s termination of his employment as a result of a Constructive Termination Event during the term of this Agreement, Employer shall maintain in full force and effect, for the Employee’s continued benefit until the earlier of (i) 12 months after such termination of Employee’s employment or (ii) the Employee’s commencement of full time employment with a new employer, all life insurance, medical, dental, health and accident, and disability plans, programs or arrangements of the Employer in which the Employee participated on the date of termination, provided that the Employee’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that such continued participation is not possible, the Employer shall obtain and pay for comparable individual coverage for the Employee.

(c) The expiration of the term of this Agreement shall not constitute a termination for purposes of Section 6 hereof. However, if, after the expiration or nonrenewal of this Agreement, the Employee continues to serve as an employee of the Employer and if Employee is terminated by Employer for any reason other than Cause, Employee shall be entitled to receive his Annual Base Salary for a period of twelve (12) months, payable within ten (10) days after the effective date of such termination.

8. Non-Competition.

(a) While Employee is employed and for one (1) year after the termination of Employee’s employment for any reason, without the written consent of the Employer, Employee shall not either directly or indirectly engage (whether for his own account or as a partner, joint venturer, employee, consultant, agent, contractor, officer, director or shareholder or otherwise) in any business within the United States which delivers preferred provider organization or claims repricing services on behalf of health care payors or networks; provided, however, that the foregoing shall not be deemed to prohibit Employee from purchasing and owning securities of a company traded on a national securities exchange or on the Nasdaq National Market with which Employee has no relationship so long as such ownership does not exceed 2% of the outstanding stock of such company.

(b) During the term of this Agreement and for a period of three years after termination of Employee’s employment for any reason Employee will not:

(i) solicit, contact or encourage (i) any person who is an employee of the Employer or of any division or subsidiary of the Employer or (ii) any supplier, vendor, agent or consultant to the Employer, to terminate its, his, or her relationship with the Employer;

(ii) make any derogatory, defamatory or negative statement about the Employer or any of their officers, directors, or employees to the press, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship to the Employer, provided that nothing contained herein shall be deemed to prohibit full and frank discussions of the Employer and its subsidiaries and its affairs in any Board of Directors meeting of the Employer or its parent or subsidiary corporations and, during such period as Employee may be a stockholder of Employer, at any stockholders’ meeting thereof;

(iii) willfully interfere with or disrupt the Employer’s operations; or

(iv) assist, advise or provide information or support, whether financial or otherwise, to any person in connection with any proxy contest, action by written consent or vote of the Employer, the purpose of which is to elect a director or slate of directors who were not nominated by the then sitting Board of Directors of the Employer, provided, however, that nothing contained herein shall require the Employee to vote any shares held by him in any particular manner.

(c) For a period of three years after termination of Employee’s employment for any reason other than Cause, Employer and its directors, chief executive, financial and operating officers shall refrain from making any negative, derogatory or defamatory statement about Employee.

9. Nondisclosure of Confidential Information and Trade Secrets. For the Applicable Period as defined below, Employee shall not disclose, either directly or indirectly, any Confidential Information or Trade Secrets to any other person or otherwise use such Confidential Information or Trade Secrets for any purpose. For purposes of the foregoing, the term Trade Secret has the meaning ascribed thereto in Section 688.002(4), Florida Statutes, or any revision or successor thereto, and Confidential Information means any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, know-how, financial data, financial plan, marketing plan, expansion plan, cost analysis, list of suppliers or employees, or other proprietary information which is proprietary, secret and confidential and is not readily and legally available to the public from sources other than the Employer which is not classified as a Trade Secret. The term “Applicable Period” shall mean five years with respect to disclosure of Confidential Information, and the period during which a claim may be brought under Chapter 688, Florida Statutes, or any revision or successor thereto with respect to disclosure of Trade Secrets.

10. Special Interpretive and Enforcement Provision. The prohibited activities set forth in Sections 8 and 9 above are herein defined as “Restricted Activities” and the covenants set forth therein are herein defined as “Restrictive Covenants”. If a court determines that any Restricted Covenant is not enforceable or is unreasonable, arbitrary or against public policy, the Restricted Activity and the related Restrictive Covenant shall be considered divisible both as to time and geographic area, if applicable, so that the Employer shall be authorized to enforce such Restrictive Covenant for such lesser time and if applicable lesser geographic area as the court determines to be reasonable, non-arbitrary and not against public policy. In the event of a breach or violation or threatened breach or violation by Employee of the provisions of any of these Restrictive Covenants, Employer shall be entitled to an injunction (without the provision of bond by Employer) restraining Employee from directly or indirectly engaging in the Restricted Activities in breach or violation of these Restrictive Covenants, and restraining Employee from rendering any services to or participating with any person, firm, corporation, association, partnership, venture or other entity which would constitute a violation of a Restrictive Covenant. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it by law or by this Agreement for breach, violation or threatened breach or violation of the provisions of these Restrictive Covenants, including, by way of illustration and not by way of limitation, the recovery of damages from Employee or any other person, firm, corporation or entity. The provisions of these Restrictive Covenants shall survive the termination of this Agreement for the purpose of providing Employer with the protection of the covenants of Employee provided herein. The running of the period of restriction applicable to any Restrictive Covenant shall be suspended during any period in which Employee is in breach of such Restrictive Covenant. Employee acknowledges and agrees that the intent and purpose of the Restrictive Covenants is to preclude Employee from engaging in the Restricted Activities for the full term of the applicable Restrictive Covenant and that such purpose and effect would be frustrated by measuring the period of restriction from the date the applicable Restrictive Covenant took effect where Employee failed to honor these Restrictive Covenants until directed to do so by court order.

11. Cessation of Benefits. In the event that (i) Employee materially breaches Employee’s agreements contained herein after a severance benefit becomes payable hereunder and such breach is not cured to Employer’s satisfaction within ten (10) days of written notice thereof, (ii) Employee asserts in any litigation that the Restrictive Covenants or the Employee Release is unenforceable for any reason, or (iii) facts come to the attention of the Employer which prove Employee, while employed by Employer, was guilty of committing an act involving embezzlement, misappropriation, theft or fraud, in addition to any other remedy which Employer may have as a result thereof, Employer shall be entitled to stop paying any severance benefit then not paid and recover from Employee the payment of any severance benefits already paid to Employee hereunder.

12. Release. [Not applicable.]

13. Notices. Any notices, consents, approvals or waivers which are to be given to any party to this Agreement by any other party or parties to this Agreement shall be in writing, shall be properly addressed to the party to whom such notice is directed, and shall be either actually delivered to such party or sent by United States mail, return receipt requested. Notices shall be addressed to the parties as follows:

If to Employer:	PlanVista Corporation
4010 Boy Scout Blvd., Suite 200
Tampa, FL 33607
Attention: General Counsel

If to Employee:	Bennett Marks
4744 N.W. 100th Terrace
Coral Springs, FL 33076

14. Litigation Forum. The parties hereto agree that this Agreement shall be deemed for all purposes to have been entered into in Florida. The parties hereto agree that all actions or proceedings, directly or indirectly, arising out of or related to this Agreement or contesting the validity or applicability of this Agreement shall be litigated exclusively in the Circuit Court of Hillsborough County, Tampa, Florida, or the United States District Court for the Middle District of Florida, Tampa Division.

15. Expenses of Enforcement. In the event of any legal proceeding arising directly or indirectly from this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the non-prevailing party (at both the trial and appellate court levels).

16. Miscellaneous.

(a) Entire Agreement. This Agreement, including all exhibits and schedules hereto as referenced herein, constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. Except as otherwise herein provided, no covenant, representation or condition not expressed in this Agreement, or in an amendment hereto made and executed in accordance with the provisions of subsection b. of this Section, shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

(b) Amendments and Waivers. No change, modification, waiver or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all parties hereto. Any waiver of any breach of any provision of this Agreement shall operate only as to the specific breach waived and shall not be deemed a waiver of any other breach, whether occurring before or after such waiver.

(c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

(d) Separability. Except as provided in Section 10 hereof, if any section, subsection or provision of this Agreement or the application of such section, subsection or provision is held invalid, the remainder of this Agreement and the application of such section, subsection or provision to persons or circumstances, other than those with respect to which it is held invalid, shall not be affected thereby.

(e) Headings and Captions. The titles or captions of sections and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement; and, therefore, such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

(f) Gender and Number. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter and to the singular or plural as the identity of the person or entity or persons or entities may require.

(g) Binding Effect on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns, provided that the rights and obligations of Employee hereunder are personal to Employee and may not be assigned or transferred without the consent of Employer except in the event of a transfer upon death pursuant to a will or the laws of intestate succession.

(h) Continuance of Agreement. The rights, responsibilities and duties of the parties hereto and the covenants and agreements herein contained shall survive the execution hereof, shall continue to bind the parties hereto, and shall continue in full force and effect until each and every obligation of the parties hereto, pursuant to this Agreement, shall have been fully performed.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above-written.

PLANVISTA CORPORATION

By: /s/ Phillip S. Dingle
Phillip S. Dingle Chairman and Chief Executive Officer

“EMPLOYER”

/s/ Bennett Marks
Bennett Marks, individually

“EMPLOYEE”

EXHIBIT A

2003 AIP Planning Worksheet

Name: Bennett Marks	Title: Executive Vice President and Chief Financial Officer
Target Bonus as a % of Base Salary: 50% (prorated for half year)	Base Salary: $185,000

Goals	Objective		Weight	Payout(1)
Corporate Goals
Profitability	Attain PVC EBITDA of $12.0M Actual EBITDA $14.04M+ $12.61 – 14.03M $12.00 – 12.60M $11.40 – 11.99M $11.00 – 11.39M	Payout as % of Target 125% 110% 100% 75% 50%	40%	$18,500 at 100%
Business/Personal Goals
Cash Flow Improvements	Develop and implement plan to improve cash flows from operating revenue by timely reviewing all contracts as required by new policies and procedures, performing credit checks on new and existing customers as necessary, enhancing billing procedures to increase frequency, implementing periodic reporting to sales professionals of operating performance of their respective clients with copies of all to the President for purposes of renegotiating contract terms, as needed. Result of these efforts will be to reduce average days outstanding of accounts receivable to 80 days for the year and achieve an average of no more than 5% bad debt expense for the year, or otherwise improve in the discretion of the CEO. Also need to negotiate reduction in current payables through discounted payouts.		25%	$11,562.50
Divisional Management	Based on the discretion of CEO, effectively oversee PVC Finance and Accounting functions to include; timely and accurate financial reporting and analysis; timely and accurate SEC Reporting and other traditional CFO duties and representation; quarterly account profitability analysis and reporting; and managing the Company’s creditors effectively.		25%	$11,562.50
Refinancing/Restructuring	Assist CEO in (1) refinancing the Company’s debt, (2) negotiating favorable resolution of Sun Cap make-whole provision, (3) reducing payables to or connected with HPH/Sun Cap and others at a discount, and (4) prevailing and bringing closure to the working capital adjustment dispute.		10%	$4,625

* Notwithstanding anything else to the contrary, no bonus will be awarded if the company fails to generate EBITDA of at least $11.0 million.

(1) Payouts are limited to 100% of Employee’s Base Salary. The Board of Directors reserves the right to pay 20% of such bonus in registered shares of the Company’s common stock.

EXHIBIT B

[LOGO]

Corporate Headquarters

4010 Boy Scout Blvd., Suite 200

Tampa, FL 33607

(813) 353-2300

Writer’s Ext. 2320	Chairman & Chief Executive Officer

www.planvista.com

Privileged and Confidential Memorandum

TO:	Bennett Marks

FROM:	Phillip S. Dingle

DATE:	September 24, 2003

RE:	Corrected Long-Term AMENDED Incentive and Retention Program for PlanVista Associates — CONFIDENTIAL

Dear Bennett:

During a meeting of the Compensation Committee of the Board on Monday, May 19, we adopted a special bonus program which is described herein and which may benefit you. In particular, you are one of several eligible participants for the bonus program (“Eligible Participants”), which includes all of those PlanVista associates who received options on or about May 22, 2003 and remain employed with the Company on a continuous basis between now and the date of the events specified below (the “Trigger Events”). This bonus is in addition to your stock options.

As an Eligible Participant, you will be entitled to receive a bonus, as defined herein, upon the occurrence of a Trigger Event based upon your pro rata portion of the options granted on or around May 22, 2003. Your maximum possible bonus is $147,000 (the “Bonus Amount”).

The Trigger Events for the payment of a bonus and the amount of the bonus are as follows:

(1)	Upon the sale of all or substantially all of the assets or stock of the business of PlanVista or a merger of PlanVista with another company pursuant to which the common shareholders of PlanVista receive $1 per share or more (the “Sale Price”), you shall be entitled to receive a bonus in an amount up to the Bonus Amount within thirty (30) days of the completion of such sale or merger, provided that you remained employed by the Company through the date of such sale or merger. If the sale price is greater than $1 per share but less than $1.42, your bonus will be equal to an amount determined by multiplying the Bonus Amount by the percentage derived by dividing the amount exceeding $1.00 per share by $.42. For example, if the sale price is $1.40, your bonus would be equal to .40/.42 x $147,000 (your Bonus Amount), or $140,000 less any of the Bonus Amount which may have already been paid under paragraph (2) below. If such sales price is more than $1.42 per share, you will receive the full Bonus Amount less any of the Bonus Amount which may have already been paid under paragraph (2) below. If the Company’s Board of Directors determines in its discretion that the Company is unable to pay applicable Bonus awards in cash, it shall pay such awards in securities of the Company’s stock before the transaction, or in the purchaser’s stock thereafter, or substantially similar securities. In either case such securities shall be in a form which you can readily convert into cash either through the acquisition or by sale upon consummation of the acquisition; and

(2)	Upon the completion of a secondary underwritten public offering which occurs before the full Bonus Amount has been earned under (1) above, of the Company’s common stock with proceeds to the Company of no less than $50 million dollars, less any underwriting discounts, priced at no less than $2 per share, the Company will pay you a bonus equal to the lesser of $44,960 or the portion of the Bonus Amount which has not already been earned under paragraph (1) above. Such award shall be payable within thirty (30) days after the completion of such offering, and the remaining balance of the Bonus Pool if any shall remain available in the event subsequent awards are earned in connection with (1) above. If the Company’s Board of Directors determines in its discretion that the Company is unable to pay applicable Bonus awards in cash, it shall pay such awards in securities of the Company’s stock before the transaction, or in the purchaser’s stock thereafter, or substantially similar securities. In either case such securities shall be in a form which you can readily convert into cash either through the acquisition or by sale upon consummation of the acquisition

Your total bonus under (1) and (2) above shall in no event exceed the Bonus Amount under this Incentive Program. It is the intent of the Compensation Committee that a binding agreement be formed for the benefit of Eligible Participants in connection with the Bonus Program. Further, awards shall be paid to Eligible Participants who were terminated without cause within four (4) months before the Trigger Event above, even though they are not employed by the Company on the date of the Trigger Event. Any Employee who leaves the employ of or is terminated by the Company for any reason prior to four months before a bonus is earned shall not be entitled to such bonus.

cc:	Mary C. Fahy, Esq.
Jeffrey L. Markle

psd/memo/pvcassoc-bonus4a